Exhibit 99.2
ASYST TECHNOLOGIES, #11073835
ASYST TECHNOLOGIES 1ST QUARTER 2007 FISCAL YEAR
October 16, 2006, 8:30 AM ET
Chairperson: Stephen Schwartz

Operator:	Good morning ladies and gentlemen, and welcome to the Asyst Technologies first quarter 2007 fiscal year conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the *, followed by the 0. As a reminder, this conference is being recorded today, Monday, October 16th, 2006. I would now like to turn the conference over to Vice President of Investor Relations, Mr. John Swenson. Please go ahead sir.

John Swenson:	Thank you, Operator. Good morning everyone, and welcome to this special conference call for Asyst Technologies. A press release detailing our restated financials and full results for the fiscal year first quarter ended June was distributed by Business Wire earlier this morning. The release will be posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the Investor Relations link, followed by the Press Release link.

I need to remind you that during today’s call we will make forward-looking statements. There’s no obligation to update these statements. Statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC, as well as today’s press release.

We also will present non-GAAP financial information in this call. For reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which, again, is posted to our website. Now to our conference call.

Steve Schwarz, Asyst CEO, will briefly review the impact of the restatement, our full results for the fiscal 1st quarter ended June, and forward guidance. After the formal comments, Steve and I will be happy to take your questions. Now I’ll turn the call over to Steve Schwarz. Steve?

Steve Schwarz:	Thank you, John. And thank you all for joining us this morning. Because we covered the June quarter sales and bookings in detail during our August press release and conference call, I’ll provide only an overview of these items on this call. We’ll spend more time on the full P&L as well as guidance going forward. Before we get into the quarter, I want to briefly summarize the results of our stock option review and the related restatement.

As we’ve disclosed previously, in early June our board appointed a special committee of independent directors to lead an inquiry into our historical stock option grants and practices. The special committee received the Company’s full cooperation and appropriate cooperation from our former officers and directors.

The committee, through independent counsel and independent forensic and technical advisors, interviewed numerous current and former Company employees, officers, and directors. They reviewed more than 100,000 pages of hard copy, electronic communications and files, as well as SEC filings, stock option plans, policies, and practices relating to our approval, recording, and accounting of stock option grants.

The investigation covered option grants made to all employees, directors, and consultants during the period from January 1995 through June 2006. The Special Committee determined that the last option grant for which the measurement date was found to be in error was made in February 2004. The Special Committee found no evidence that any incorrect measurement dates were the result of fraudulent conduct. The errors in measurement dates during that period resulted primarily from a combination of unintentional errors, lack of attention to timely paperwork, and lack of internal control over aspects of equity plan administration. This included lack of oversight in applying the applicable accounting rule for determining measurement dates during the period in which the errors occurred. Based on results of the Special Committee’s investigation, the Company recorded stock-based compensation charges and additional payroll taxes with respect to its employee stock option grants for which the measurement dates were found to be in error. The aggregate non-cash impact of these charges and taxes was approximately $19 million.

As reported in our press release, last Friday we filed our fiscal 2006 Form 10-K, and the Form 10-Q for our June quarter. We believe this will fulfill the requirements for continued listing on NASDAQ, and cure the purported default on our convertible debenture.

Now to the June quarter. As we announced in August, the fiscal first quarter was strong from the standpoint of bookings, operational execution, and customer wins. Consolidated net sales were $117 million, up from $110 million in the prior quarter. Net sales at ATI were $51 million, up approximately 10% from the $46 million we reported for the fourth quarter. Net sales at Asyst Shinko were $66 million, up from $64 million in the prior sequential quarter, and sales related to flat panel display at ASI were approximately $6 million, compared with $8 million in Q4.

Consolidated gross margin for the quarter was 35%. Gross margin at ATI was 42%, up one point from the prior sequential quarter, as we continued to execute on our cost reduction programs. Gross margin at ASI was 30%. This is at the high end of the guidance we provided in May. As we reported previously, both mix and the impact of multiple project completions worked in our favor over the last several quarters, providing unusually strong margins at ASI over that period. We expect that both of these variables work against us in the September quarter at ASI, as gross margins will be in the low 20s as a percentage.

This is being driven by two large projects that kicked off in the September quarter. We priced these projects competitively to protect the business, which was the right decision. What we’ve booked so far represents roughly 1/3 of the total opportunity in these two projects alone, and we already are booking more ATI business as a result of our AMHS position. It’s been our prevailing experience that the margins will improve significantly as we complete these initial phases, and we expect the margin on the next phases we book will be stronger.

The gross margin profile of ASI’s backlog at the end of the September quarter is in our target range of 26 to 30%. We anticipate that ASI’s margins will, at worst, be flat in the December quarter and will improve thereafter back into this range.

Now moving on to operating expenses. Consolidated R&D expense was $8.6 million, which compares with $7.4 million in Q4. This is consistent with our commitment to increase R&D spending on next generation products as well as the incremental enhancements that can make near term contributions to product performance and competitiveness.

Consolidated SG&A expense was $21.4 million, which compares with $21.8 million $in the prior quarter. We incurred restructuring charges of approximately $1.8 million related to our facilities consolidation in Fremont, which was slightly less than the $2-to-2.5 million we had originally estimated.

Other expense of 0.1 million was essentially flat with the prior quarter.

Net loss on a GAAP basis was $0.6 million, or $0.01 per share. On a non-GAAP basis, we reported net income of $0.09, which is in the middle of the guidance provided in May.

Now moving on to bookings. As we announced in August, bookings for the first fiscal quarter were up 12% sequentially, to $173 million. Which was significant, given the strength of semiconductor AMHS in the March quarter. The more than $160 million of total semiconductor bookings marks a new record for the company, and the total bookings were up more than 100% from the trough we saw in the December quarter of 2005.

We also won approximately $10 million in flat panel AMHS in the quarter, most of it related to an expansion for our current customer in Korea. Bookings of Spartan ™ products, both Sorters and EFEM, doubled quarter over quarter, representing 15% of ATI’s bookings in the June period. June Spartan Sorter wins included our first volume order from a large Flash customer in Japan, our first penetration of a large memory manufacturer in Taiwan, and two wins in China.

With these market share gains, the Spartan Sorter now has penetrated 15 major chip and wafer manufacturers across 23 separate 300 millimeter production fabs. Our success with Spartan Sorter continued in the September quarter as we booked follow-on orders for systems going into large customers in Japan, North America, Germany, and Korea.

We had another new design win of the Spartan EFEM in the June quarter, followed by two additional wins in the September quarter. More importantly, we’re receiving volume orders from EFEM customers that are now beginning to ramp their new tools.

We currently have 11 OEMs on the Spartan platform representing 13 different tools, and we’re actively engaged with more than a dozen additional OEMs for potential design wins. Spartan continues to be a highly differentiated product that’s positioned to take advantage of the continuing outsourcing trend at the tool front end.

Our preliminary estimate of bookings for the September quarter is approximately $117 million, which is in line with our expectations. ATI was essentially flat sequentially, with Q1. ASI bookings were $67 million, which is solid considering the record semiconductor bookings of the prior two quarters.

We currently expect ASI bookings to reaccelerate in the December quarter, which gives us additional confidence in the outlook for the industry in 2007. I’ll have more detail on September booking and design win activity when we announce our September results in about three weeks.

Now to our outlook for the September quarter. We expect to report consolidated sales for our fiscal second quarter ended September of approximately $122 million. ATI will be essentially flat, and ASI will show another sequential increase. Consistent with our comments in the last two conference calls, we continue to see a more significant ramp in ASI sales beginning in the December quarter.

For the September quarter we expect to report GAAP net income in the range of $1 to $2 million, or $0.02 to $0.04 per share, and non-GAAP income in the range of $7 to $8 million or $0.14 to $0.16 per share. Net income will reflect the increased ownership in ASI as well as the incremental million dollars of interest expense.

Our longer term outlook is positive, based on our demonstrated ability to satisfy customers and gain market share, to manage the supply chain and improve margins, and to penetrate and ramp new products. In addition, we believe that we have a significant opportunity to leverage our increased ownership in ASI through five key drivers.

First is our integrated product roadmap. This includes continued improvement in the interoperability of current ATI and ASI products, as well as focused investment in the development of future products, some of which we displayed in a private room at SEMICON West in July. We received strong customer interest and feedback on these new product concepts.

Second, we’re advancing our ongoing global supply chain initiatives at ASI, following the same methodology that is so successful at ATI. We believe there is gross margin opportunity at ASI beyond our near term target of 26 to 30%, and we’re pursuing this opportunity as one focused global company.

Third, we’re transitioning to a single global sales force, which for the first time will allow us to truly streamline our account management and facilitate the marketing of more multiproduct and system-level solutions for our customers.

Fourth, we’re pursuing a growing and profitable service opportunity that’s expanded dramatically as a result of the ASI transaction.

And fifth, we’re moving to better align operating expenses by region and by legal entity, and to optimize our tax structure in a way that will take advantage of our more than $250 million of U.S. net operating losses.

We believe that our earnings power as a company is just beginning to be realized. It’s validated by our current earnings guidance for the September quarter, which will represent a new quarterly record for the combined company, despite the smaller contribution from ASI. As we bring ASI’s margin back into our target range in future quarters, and continue to implement our various product and operational initiatives, we believe that we’ll build on those results.

Thank you again for your time this morning, and I’ll ask the operator to come back on so we can take your questions.

Operator:	Thank you sir. Ladies and gentlemen, at this time we will begin the question-and-answer session. If you have a question, please press the *, followed by the 1 on your push button phone. If you would like to withdraw your question, you may press the * followed by the 2. You will hear a three-tone prompt acknowledging your selection. Your questions will be pulled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers.

Our first question comes from Robert Maire with Needham & Company. Please go ahead sir.

Robert Maire:	In terms of near term business, could you give us kind of an update as to what you’re seeing in the market now? It sounds like business appears fairly strong, and given the momentum, if I were to guess it sounds like we’re probably talking about a fair number of fab projects in the spring of ‘07. Is that a correct takeaway?

Steve Schwarz:	It feels like that right now, Robert. We see strength in Flash and DRAM, and foundry as well.

Robert Maire:	Okay. In terms of the mix between those three segments, is your mix similar to what we’re hearing from other customers with memory being the significantly highest percentage?

Steve Schwarz:	It is. We have a pretty strong foundry component, but again, for equipment that’ll likely book in subsequent quarters.

Robert Maire:	Okay. And in terms of the margin improvements that you’re talking about and sort of the enhanced efficiencies, what do you see the time frame of that being, and any kind of — can you put some boundaries around what you think the margins can improve by, by what time or... I know you probably don’t want to be pinned down too much, but can you give us some sort of ballpark sense?

Steve Schwarz:	Robert, it appears as though, as we burn through the backlog — which is pretty significant at Asyst Shinko — as we get out into the March quarter, the margins will start to get up toward the target range, and what also the backlog range is, somewhere in the 26 to 30%. So it’s already been booked, the cost reduction activities are strong, but we’re pretty confident that over the next couple of quarters we’ll start to see increases again in the margin profile at ASI.

Robert Maire:	Okay. And overall, does that mean you’re sort of near term or, over the next year target margin is around 30% or so?

Steve Schwarz:	It’ll be in the 30 to 35% range at the company level.

Robert Maire:	Okay. Thank you.

Operator:	Thank you. Our next question comes from C.J. Muse with Lehman Brothers. Please go ahead.

C.J. Muse:	Yes, good morning. A couple questions. I guess first off, Steve, you talked about reacceleration at ASI, and I guess, two part question there. What’s your lead time now for AMHS, and when do they need to order if they want to have capacity online by the end of ‘07?

Steve Schwarz:	C.J., because of the pretty significant ramps that we’ve been through at ASI, I think as you recall, four years ago it was a $100 million company, and within three years it was a $400 million company. We’re up at the levels now where we’ve been already as a company. We generally encourage the customers to give us somewhere in the six month lead time, and I think that’s what pretty much people expect. We’re able to turn faster, but there’s a lot of volume going through the factory right now. But six months is a pretty good lead time. You can imagine the projects getting negotiated for a period beginning even three months before we ultimately get the order.

C.J. Muse:	Okay. So reacceleration in calendar 4Q. How is your visibility into the first half of ‘07?

Steve Schwarz:	C.J., probably no better than anybody else’s. But the projects that we’re talking about, we’re getting the first third of some of these projects, and they’ll necessarily have to continue. I don’t know if it’ll be Q1 calendar, Q2 calendar, but we’ve got plans that sustain a pretty healthy business for the next few quarters that we can see.

C.J. Muse:	Okay. I guess in terms of the expected bookings for ASI in 4Q calendar, what percentage do you think are sort of first third versus filling out ballpark numbers?

Steve Schwarz:	I’m going to take a look at a sheet right now. On the two biggest projects, we imagine one will be a new start for a current customer, and one will be a next phase for a current customer. And that combined represents something close to 50% of what we anticipate for bookings.

C.J. Muse:	Got you. And one last question. Can you comment on what you’re seeing in the flat panel display side of things? Your largest customer in Korea came out with pretty low CapEx for next year. What impact does that have on your view for flat panel AMHS business for you guys in the next, say, 12 months?

Steve Schwarz:	C.J., we’ve had pretty modest plans in place. I think we’ve talked on the call about being able to really pursue Gen 8 activity. We know that that’s been pushed a little bit. There still is Gen 5, Gen 6, and Gen 5.5. And they’ll be as much of that business as we’d forecasted that we’d try to get in the year. We’ll be able to talk a little bit more about that on the call in a few weeks. But right now, flat panel for the next couple of quarters appears pretty flat with where we’ve been, on average, over the past few quarters.

C.J. Muse:	Thank you.

Operator:	Thank you. Our next question comes from Hari Chandra with Deutsche Bank. Please go ahead.

Hari Chandra:	Good morning. Thank you. Can you just give us an order of magnitude of the two large projects that you alluded to and the 20% margins that you are initially targeting at, and with improvements subsequently?

Steve Schwarz:	Hari, let me clarify a couple things. In the aggregate, the gross margin is predicted right now to be in the low 20s. And so project by project each one varies. I think, without a doubt, every project for every customer is at higher gross margin and healthier business than it was when we took their initial business on previous projects. So that part’s very good.

In terms of the magnitude, of the business that’s in the backlog right now on the largest projects, just less than a third of what those businesses will ultimately be is in backlog. One project is probably of the order of $70 or $80 million, the other project is greater than $100 million in magnitude.

Hari Chandra:	So the overall margin you’re talking about is low 20% right?

John Swenson:	Hari, this is John. Yes. So our guidance right now is that September, ASI gross margins in the low 20s. Correct. And that it likely will be again somewhere in that range in the December quarter. But just to be clear, the total backlog is at the low end of this 26 to 30 range we’re talking about. And it’s pretty healthy and getting better.

Part of what we have here is just simply mix as to what’s flowing through revenue at this time. We happen to be starting up two different projects in the — did start up two different projects in the September quarter. Continuing those in the December quarter. And our experience has always been that these first phases, we tend to get the lower gross margin.

And by the end of these phases, even, we will likely be better as the cost reductions kick in. But those cost reductions phase over time, and typically you don’t get them inside six months. So it’s just kind of where we’re at from a mix standpoint. On the revenue side, the backlog there looks pretty healthy.

Hari Chandra:	Okay. But we should not see this as chasing revenues and sacrificing the margin, like it happened in the past?

John Swenson:	Hari, I don’t think we would ever characterize it that way. You happened to see two projects that did get relatively low gross margin, to be sure, and that both happened to be in mix at this time. Which is the reason we’re talking to you about it.

Hari Chandra:	Okay. And can you also give an update on the CFO search for us?

Steve Schwarz:	Hari, we think we have right now three pretty good strong candidates and we’re hopeful that we’ll be able to make that decision here in the not-too-distant future.

Hari Chandra:	Okay. Thank you.

Operator:	Thank you. Our next question comes from Mike Neary with Neary Asset Management. Please go ahead.

Mike Neary:	Hi. Just a question on the option grants going forward. How many options do you anticipate issuing this year, and what is the current policy in terms of timing? How do you actually work out when those dates are set?

John Swenson:	Mike, this is John. We actually do not have a plan in place for this year. Based on the Special Committee’s report, we’re evaluating all of our practices and what we need to do going forward. Practices actually turned out to be pretty solid here over the last two and a half years, but we do want to implement some of the Committee’s guidelines. So we’ve got to take a look at that, and maybe even by the next call we’ll be able to answer that question a little more fully.

Mike Neary:	Are you likely to switch to a different method, restricted stock or something like that, or do you think options will still be the way to go?

Steve Schwarz:	Mike, as a company over the last couple years, we’ve made a more significant move toward restricted stock. But we’ve already made a pretty significant transition in that way.

Mike Neary:	Good. Okay, thanks.

Operator:	Thank you. Our next question comes from Mark Fitzgerald with Bank of America. Please go ahead.

Mark Fitzgerald:	Great. On the September quarter guidance, the $122 million, did you give us the split on ASI and ATI for the quarter? Or was that not in the —

Steve Schwarz:	We didn’t in the full comments. But to give you a rough guideline, ATI roughly flat, kind of in the $50 million range. And ASI up in the low $70 millions.

Mark Fitzgerald:	Okay. And then on the outsourcing for ASI at this point, I’m a bit curious. I mean we’ve got these big systems and high — kind of value added. Does this lend itself as easily as the ATI, in terms of outsourcing, or is this going to be a bigger challenge?

Steve Schwarz:	Mark, a lot of ASI is already outsourced, and so we have a pretty variable model there already. It’s the means by which we determine which suppliers are the best and most effective for us. So that’s not a dramatic transition for us nearly so much as how we manage, particularly, the supply chain.

Mark Fitzgerald:	But it’s just a matter of getting new suppliers out of Asia or something? Is that the —

Steve Schwarz:	That’s part of it, and the more competitive supply chain. So even today, there’s a significant portion of the supply chain. For example, when we have business in Taiwan, the significant purchase that goes on in Taiwan. Same thing for Korea. And how we manage that supply chain with multiple suppliers, competitive bidding, and to make sure that we have the best arrangement is where we’re going to focus.

Mark Fitzgerald:	Okay. And then, just a final question. Any sort of outlook for the ATI business over the next couple quarters?

Steve Schwarz:	Mark, pretty tough. But it feels like it’ll be pretty much as healthy as it’s been. And of course as we gain share we’ll continue to see improvements. But there’s no dramatic change, neither up nor down, actually, what we see in the coming quarters.

Mark Fitzgerald:	Okay. Thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions please press the *, followed by the 1 at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. Gentlemen, at this time we have no questions. Do you have any closing remarks?

John Swenson:	Thank you very much, everyone, for joining us. I’m going to provide a phone number here, I’m on my cell phone. 415-302-2324. If there are any questions, again, the number, 415-302-2324. Thanks for tuning in this morning.

Operator:	Ladies and gentlemen, this concludes the Asyst Technologies first quarter 2007 fiscal year conference call. If you wish to hear a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000. You will need to enter access number 11073835. Thank you for your participation, you may now disconnect.
END